UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 19, 2014 (August 15, 2014)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55198	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 15, 2014, American Realty Capital – Retail Centers of America, Inc. (the “Company”) closed its acquisition of the fee simple interest in Northwoods Marketplace power center, located in North Charleston, South Carolina (the “Property”), at a contract purchase price of $35.0 million, exclusive of closing costs. The Company acquired the Property through an indirect wholly-owned subsidiary of its operating partnership. The seller of the Property is DRA-RCG North Charleston SPE LLC (the “Seller”). The Seller does not have a material relationship with the Company, and the acquisition was not an affiliated transaction.

The Property contains 236,078 rentable square feet and is 97% leased to 23 tenants. Six tenants, Best Buy, Inc. (NYSE: BBY), Big Lots, Inc. (NYSE: BIG), Michaels Stores, Inc., a subsidiary of The Michaels Companies, Inc. (NASDAQ: MIK), PetSmart, Inc. (NASDAQ: PETM), Old Navy, LLC, a subsidiary of The Gap, Inc. (NYSE: GPS), each of which is rated by major credit rating agencies, and Barnes & Noble, Inc. (NYSE: BKS), represent approximately 57% of the annualized rental income of the Property.

The lease to Best Buy, Inc. contains 43,278 rentable square feet. The lease commenced in November 1998, has a 20-year term and expires in November 2018. The lease contains no additional rental escalations. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.4 million.

The lease to Big Lots, Inc. contains 34,000 rentable square feet. The lease commenced in October 2010, has a 7-year term and expires in January 2018. The lease contains no additional rental escalations. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.2 million.

The lease to Barnes & Noble, Inc. contains 25,046 rentable square feet. The lease commenced in November 1998, has a 20-year term and expires in February 2019. The lease contains no additional rental escalations and no renewal options. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.3 million.

The lease to Michaels Stores, Inc., a subsidiary of The Michaels Companies, Inc., contains 23,327 rentable square feet. The lease commenced in August 1998, has a 20-year term and expires in February 2018. The lease contains no additional rental escalations. The lease contains two renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.3 million.

The lease to PetSmart, Inc. contains 17,445 rentable square feet. The lease commenced in November 2013, has a 10-year term and expires in November 2023. The lease contains a rental escalation of 6.9% in 2018. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.2 million.

The lease to Old Navy, LLC, a subsidiary of The Gap, Inc., contains 15,728 rentable square feet. The lease commenced in September 1999, has a 17-year term and expires in September 2016. The lease contains no additional rental escalations. The lease contains two renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.1 million.

The Company funded the acquisition of the Property with proceeds from the sale of its common stock.

The foregoing description of the purchase and sale agreement is a summary and is qualified in its entirety by the terms of the purchase and sale agreement.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.25	Contract of Sale dated as of June 11, 2014 by and between DRA-RCG North Charleston SPE LLC and American Realty Capital IV, LLC (incorporated by reference to Exhibit 10.25 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014 filed with the SEC on August 12, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

Date: August 19, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors